Exhibit 99.1
Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
FIRST BANCORP REPORTS FINANCIAL RESULTS
FOR THE SECOND QUARTER ENDED JUNE 30, 2009 AND ANNOUNCES THE
SUSPENSION OF COMMON AND PREFERRED DIVIDENDS
•	Reported net loss of $78.7 million or $1.03 per diluted share:
•	Recorded total provision for loan and lease losses of $235.2 million, and increased the total allowance for loan and lease losses to $407.7 million

•	Recorded a charge of $8.9 million for the FDIC special assessment

•	Recorded a gain on sale of investments of $10.3 million

•	Increased net interest income by $9.4 million, compared to the first quarter of 2009
•	Suspended common and preferred dividends, effective with the preferred dividend for the month of August 2009

•	Well-capitalized with estimated total regulatory capital of $2.0 billion and estimated Tier 1 capital of $1.8 billion, resulting in 14.3% estimated total capital ratio, 13.1% estimated Tier 1 capital ratio and 9.1% estimated leverage ratio

•	Reported tangible common equity ratio of 4.35%, Tier 1 common equity to risk-weighted assets ratio of 4.73% and tangible book value per common share of $9.38

•	Grew core deposits by $62.7 million, compared to the first quarter of 2009

•	Extended approximately $841.7 million in credit to consumers, corporations, small businesses, municipalities and non-profit organizations during the second quarter of 2009

San Juan, Puerto Rico, July 30, 2009 — First BanCorp (the “Corporation”) (NYSE: FBP) today reported net loss for the quarter ended June 30, 2009 of $78.7 million, compared to net income of $21.9 million for the quarter ended March 31, 2009, and net income of $33.0 million for the quarter ended June 30, 2008. For the six-month period ended June 30, 2009, the Corporation incurred net loss of $56.8 million, compared to net income of $66.6 million for the same period in 2008. The Corporation’s tangible common equity ratio stood at 4.35% as of June 30, 2009 compared to 5.11% as of March 31, 2009 and 4.87% as of December 31, 2008. The Tier 1 common to risk-weighted assets ratio as of June 30, 2009 was 4.73% compared to 5.90% as of March 31, 2009 and 5.92% as of December 31, 2008. This press release should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.
Mr. Luis M. Beauchamp, Chairman and CEO of First BanCorp commented on First BanCorp’s second quarter results, “This quarter’s disappointing loss was the result of a substantial increase in the Corporation’s provision for loan and lease losses, resulting from the effects of the unabated recession in the markets served by the Corporation, principally South Florida and Puerto Rico. In particular, the continued decline in values of residential and commercial real estate in the State of Florida, combined with the State’s overall weakened economy, led the Corporation to take a very significant charge-off in the construction loan portfolio, as well as an increase in its non-performing construction loans. By the end of the quarter, 85% of the Florida construction loans portfolio had been individually reviewed for impairment purposes and recorded at its estimated realizable value. On the other hand, Puerto Rico has experienced a severe downturn in the housing market causing an oversupply of housing units and deceleration in absorption rates. This has impacted most developers on the Island, some of whom are our customers and to whom, in some cases, we have provided construction financing.”
Regarding the Florida operation, Mr. Beauchamp noted, “The Corporation has taken several key actions in Florida, most importantly continuing to invest in its management talent. We have hired an Executive Vice President for the Florida Region and a Senior Vice President for Special Assets, both with extensive experience in the State. Also, we have consolidated the Florida operations into one operating unit which will result in operating synergies and efficiencies.”
Mr. Beauchamp continued, “Despite the loss and the increase in loan loss reserves, in this past quarter First BanCorp’s gross revenues grew, net interest margin expanded, core deposit base increased and controllable expenses were stable. The Corporation continues to find prudent lending and business opportunities in all of our markets. As an example, mortgage loan originations in Puerto Rico were approximately $150 million and we completed the securitization of approximately $114 million of FHA/VA mortgage loans into GNMA mortgage-backed securities.”
Mr. Beauchamp commented on the discontinuance of dividend payments, “Considering the loss reported for this period, the Corporation has made the prudent, and very difficult, decision to suspend paying dividends on its common and preferred stock. We note that this is consistent with federal regulatory guidance and policy that states that a bank holding company should only pay dividends from current earnings.” Mr. Beauchamp continued, “In the long term interest of our shareholders, the Corporation’s focus must be on maintaining a healthy capital position as the duration and depth of this recession is uncertain. To the extent the Corporation returns to profitability, we will consider reinstating the payment of dividends.”
“The Corporation continues to be well-capitalized, with approximately $600 million in excess of the requirement to be a well-capitalized institution. Preserving a strong capital base to weather these times is the primary focus for First BanCorp,” concluded Mr. Beauchamp.

The following are the main factors that impacted the Corporation’s financial results for the quarter ended June 30, 2009, compared to the previous quarter ended March 31, 2009:
Provision for Loan and Lease Losses and Credit Quality
The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

Quarter Ended	Six-Month Period Ended
June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2009	2009	2008	2009	2008

Allowance for loan and lease losses, beginning of period	$302,531	$281,526	$210,495	$281,526	$190,168
Provision for loan and lease losses	235,152	59,429	41,323	294,581	87,116

Loans net charge-offs:
Residential real estate	(3,329)	(7,162)	(1,129)	(10,491)	(2,368)
Commercial	(27,967)	(7,907)	(10,865)	(35,874)	(15,037)
Construction	(82,847)	(8,523)	(2,526)	(91,370)	(6,311)
Finance leases	(2,276)	(1,920)	(1,661)	(4,196)	(4,033)
Consumer	(13,518)	(12,912)	(13,365)	(26,430)	(27,263)

Net charge-offs	(129,937)	(38,424)	(29,546)	(168,361)	(55,012)

Allowance for loan and lease losses, end of period	$407,746	$302,531	$222,272	$407,746	$222,272

Allowance for loan and lease losses to period end total loans receivable	3.11%	2.24%	1.82%	3.11%	1.82%
Net charge-offs (annualized) to average loans outstanding during the period	3.85%	1.16%	0.97%	2.52%	0.91%
Provision for loan and lease losses to net charge-offs during the period	1.81	x	1.55	x	1.40	x	1.75	x	1.58	x
The provision for loan and lease losses amounted to $235.2 million, or 181% of net charge-offs, for the second quarter of 2009, compared to $59.4 million, or 155% of net charge-offs, for the first quarter of 2009 and $41.3 million, or 140% of net charge-offs for the second quarter of 2008. Approximately $103.3 million, or 44%, of the provision recorded in the second quarter of 2009 is related to the migration of a substantial portion of loans to the substandard or doubtful category, thus, requiring a higher reserve. The increase also resulted from changes in reserve factors used to determine the general reserve for the Corporation’s construction, commercial and residential mortgage loan portfolios, in both Puerto Rico and Florida portfolios, and specific reserves necessary for additional loans classified as impaired during the second quarter of 2009. The provision for loan losses related to the Corporation’s Florida operations amounted to $85.7 million for the second quarter of 2009 compared to $15.1 million for the first quarter of 2009 and in respect to the Puerto Rico operations the provision for loan losses recorded for the second quarter of 2009 amounted to $141.2 million compared to $38.3 million for the first quarter of 2009, mainly for the construction and commercial loan portfolios. The construction loan portfolio in Florida has been adversely affected by declining collateral values that resulted in increases in charge-offs (refer to net charge-offs discussion below for additional information). The construction and commercial loan portfolios in Puerto Rico continue to be negatively impacted by further deterioration of economic and housing conditions, reflected in a persistent decline in the volume of sales of new housing units in Puerto Rico and an unemployment rate of over 14%. The increase in general reserve factors was necessary to account for increases in charge-offs and delinquency levels. General reserves are established based on trends in charge-offs and delinquencies. The consumer loans general reserve is based on factors such as delinquency trends, credit bureau score bands, portfolio type, geographical location, bankruptcy trends, recent market transactions, and other environmental factors such as economic forecasts. The evaluation of residential mortgages is performed at the loan level and then aggregated to determine the expected loss ratio. The model is based on risk-adjusted prepayment curves, default curves, and severity curves. The severity is affected by the expected house price scenario based on the most recent house price historical trends. Default curves are used in the model to determine expected delinquency levels. The risk-adjusted timing of liquidation and associated costs are used in the model and are risk-adjusted for the area in which the property is located (Puerto Rico or Virgin Islands). For residential mortgages in Florida, the model is based on aggregate historical loss ratios adjusted by changes in appraisal values, delinquency factors, and other regional environmental factors. For commercial loans, including construction loans, the general reserve is based on delinquency trends, historical loss ratios, loan type, risk-rating, geographical location, changes in collateral values for collateral dependent loans and Gross National Product (GNP) data.
The Corporation’s net charge-offs for the second quarter of 2009 were $129.9 million or 3.85% of average loans on an annualized basis, compared to $38.4 million or 1.16% of average loans for the first quarter of 2009 and $29.5 million or 0.97% for the second quarter of 2008. The increase is due mainly to the accelerated deterioration in the collateral values of construction loans, primarily in the Florida region. The Florida’s economy has been hampered by a deteriorated housing market since the second half of 2007. The overbuilding in the face of waning demand, among other things, has caused a decline in the housing prices. The Corporation has been obtaining appraisals and increasing its reserve, as necessary, with expectations for a gradual housing market recovery. Nonetheless, the passage of time has increase the possibility that the recovery of the market will not be in the near term. For these reasons, the Corporation decided to charge-off collateral deficiencies for a significant amount of collateral dependent loans based on current appraisals obtained. The deficiencies in the collateral may raise doubts about the potential to collect on the principal, but many of these borrowers are making interest payments. The Corporation is engaged in continuous efforts to identify alternatives that enable borrowers to repay their loans and protect the Corporation’s investment. Construction loans net charge-offs increased by $74.3 million ($61.4 million for Florida operations) compared to the first quarter of 2009 and $80.3 million ($60.7 million for Florida operations) compared to the second quarter of 2008. Commercial loans net charge-offs increased by $20.1 million compared to the first quarter of 2009 and by $17.1 million compared to the second quarter of 2008, mainly in Puerto Rico. Residential loans net charge-offs decreased by $3.8 million compared to the first quarter of 2009 and increased by $2.2 million compared to the second quarter of 2008. The ratio of net charge-offs to average loans on the Corporation’s residential mortgage loan portfolio was 0.39% for the quarter ended June 30, 2009, lower than the approximately 1.8% average charge-off rate for commercial banks in the U.S. mainland reported for the first quarter of 2009. The Puerto Rico housing market has not seen the dramatic decline in housing prices that is affecting the U.S. mainland; however, there is currently an oversupply of housing units compounded by a lower demand for housing due to diminished consumer purchasing power and confidence. Consumer loans net charge-offs (including finance leases) remained relatively stable, increasing by $1.0 million and $0.8 million in the second quarter of 2009, as compared to the first quarter of 2009 and second quarter of 2008, respectively.
The following table presents annualized charge-offs to average loans held-in-portfolio:

	For the Quarter Ended
	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008

Residential mortgage loans	0.39%	0.82%	0.26%	0.19%	0.14%
Commercial loans	1.74%	0.52%	0.45%	0.46%	0.81%
Construction loans	20.38%	2.21%	0.11%	0.27%	0.68%
Consumer loans (1)	3.12%	2.84%	3.54%	2.98%	3.02%
Total loans	3.85%	1.16%	0.87%	0.80%	0.97%

(1)	Includes lease financing.
The above ratios are based on annualized charge-offs and are not necessarily indicative of the results expected for the entire year or in subsequent periods.

The following table presents charge-offs (annualized) to average loans held-in-portfolio by geographic segment:

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008
PUERTO RICO:
Residential mortgage loans	0.43%	0.86%	0.17%	0.65%	0.18%
Commercial loans	1.09%	0.53%	0.15%	0.81%	0.25%
Construction loans	8.33%	3.17%	0.08%	5.88%	0.04%
Consumer loans (1)	3.10%	2.61%	2.94%	2.85%	3.08%
Total loans	1.90%	1.19%	0.67%	1.55%	0.76%

VIRGIN ISLANDS:
Residential mortgage loans	0.19%	0.03%	0.09%	0.11%	0.05%
Commercial loans	5.08%	0.38%	18.33%	2.75%	9.25%
Construction loans	0.00%	0.00%	0.00%	0.00%	0.00%
Consumer loans	2.73%	4.00%	3.41%	3.39%	3.16%
Total loans	1.69%	0.60%	4.38%	1.14%	2.44%

FLORIDA OPERATIONS:
Residential mortgage loans	0.32%	1.43%	0.00%	0.88%	0.02%
Commercial loans	7.11%	0.43%	0.02%	3.82%	0.01%
Construction loans	50.28%	1.37%	1.60%	25.53%	2.00%
Consumer loans	5.01%	9.95%	5.35%	7.56%	4.41%
Total loans	19.93%	1.31%	0.81%	10.60%	0.97%

(1)	Includes lease financing.
Total non-performing assets as of June 30, 2009 amounted to $1.3 billion, compared to $773.5 million as of March 31, 2009 and $498.4 million as of June 30, 2008. The increase in non-performing assets since March 31, 2009 was led by an increase of $333.6 million in loans classified as non-performing in the state of Florida, an increase of $73.2 million in non-performing residential mortgage loans in Puerto Rico, an increase of $42.1 million in non-performing construction loans in Puerto Rico and an increase of $8.8 million in non-performing commercial loans in Puerto Rico. Also, during the second quarter of 2009, the Corporation classified as non-performing investment securities with a book value of $64.5 million that were pledged with Lehman Brothers Special Financing, Inc., in connection with several interest rate swap agreements entered into with that institution. Considering that the investment securities have not yet been recovered by the Corporation, despite its efforts in this regard, the Corporation has decided to classify such investments as non-performing. Other increases in non-performing assets mainly consist of additions to repossessed properties, mainly additions to the real estate owned portfolio, that increased by $9.3 million and an increase of $1.6 million in consumer loans (including finance leases).
The main reason for the increase in non-performing assets of the Florida operations was the construction loan portfolio. As of June 30, 2009, the Corporation classified approximately $348.5 million as non-performing construction loans in the state of Florida, an increase of $309.4 million compared to $39.1 million as of March 31, 2009. Collateral deficiencies on these loans may raise doubts about the ultimate ability to collect on the principal in the current economic environment, however, at the close of the second quarter of 2009 approximately $123.1 million of the loans comprising the increase in non-performing construction loans in Florida were current or with delinquencies under 90 days in their interest payments and expected collections will be recorded on a cash basis going forward. As sales continue to lag, some borrowers reverted to rental projects, as a result of which payment of principal and/or interest has come from rental income and other sources. In most of these loans cash collections cover interest plus property taxes, insurance and other operating costs associated with the projects. Declining sales of newly constructed housing or condo units and further deterioration of the Florida economy have depressed values of all real estate, both residential and commercial, requiring the Corporation to increase its reserves and to downgrade the classification of most of the loans to substandard.
Total non-performing assets in Puerto Rico amounted to $814.1 million as of June 30, 2009, compared to $617.0 million as of March 31, 2009. The increase is primarily related to the residential mortgage and construction loan portfolios. Since March 31, 2009, non-performing residential mortgage loans in Puerto Rico increased by $73.2 million, reflecting the recessionary conditions in Puerto Rico’s economy. Additionally, $33.8 million of the increase in non-performing residential mortgage loans relates to loans that were part of a portfolio that was acquired during the quarter from R&G Financial Corporation (“R&G”), a Puerto Rican financial institution. The R&G transaction involved the purchase of approximately $205 million of residential mortgage loans that previously served as collateral for a commercial loan extended to R&G. The purchase price of the transaction was retained by the Corporation to fully pay off the loan, thereby significantly reducing the Corporation’s exposure to a single borrower. This acquisition had the effect of improving the Corporation’s regulatory capital ratios due to the lower risk-weighting of the assets acquired. Additionally, net interest income improves since the weighted-average effective yield of the mortgage loans acquired approximates 5.38% (including non-performing loans) compared to a yield of approximately 150 basis points over 3-month LIBOR in the commercial loan to R&G.
Meanwhile, the construction loan portfolio accounted for $42.1 million, or 34% of the total increase in non-performing loans in Puerto Rico since March 2009. Approximately $36.3 million, or 86%, of the increase pertained to two lending relationships in Puerto Rico, dedicated to the development of residential properties. The Corporation is evaluating restructuring alternatives to mitigate losses and enable borrowers to repay their loans under revised terms seeking to preserve the value of the Corporation’s interests over the long-term.
The allowance to non-performing loans ratio as of June 30, 2009 was 34.81%, compared to 42.49% as of March 31, 2009 and 49.56% as of June 30, 2008. The decrease in the ratio is attributable in part to the amount of non-performing collateral dependent loans evaluated individually for impairment that, after charging-off any excess of the recorded investment in the loan over the fair value of the collateral, reflected limited impairment or no impairment at all, and other impaired loans that did not require specific reserves based on analyses conducted under SFAS 114. As of June 30, 2009 and March 31, 2009, impaired loans and their related allowance were as follows:

	As of	As of
	June 30,	March 31,
	2009	2009
	(In thousands)

Impaired loans with valuation allowance, net of charge-offs	$647,390	$583,161
Impaired loans without valuation allowance, net of charge-offs	288,199	157,632

Total impaired loans	$935,589	$740,793

Allowance for impaired loans	$117,526	$103,128
About 85%, or $372.4 million of the Corporation’s total exposure to construction loans in Florida, has been individually measured for impairment purposes and recorded at its realizable value as of June 30, 2009.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of June 30, 2009 and March 31, 2009 by loan category and by whether the allowance and related provisions were calculated individually pursuant the requirements of SFAS 114 or through a general valuation allowance in accordance with the provisions of SFAS 5:

	As of June 30, 2009
	Construction	Commercial	Commercial Mortgage	Residential Mortgage	Consumer and
(Dollars in thousands)	Loans	Loans	Loans	Loans	Finance Leases	Total

SFAS 114 — Specific Reserves
Principal balance of loans	$552,331	$183,343	$130,958	$68,957	$—	$935,589
Allowance for loan and lease losses	78,455	22,860	12,640	3,571	—	117,526
Allowance for loan and lease losses to principal balance	14.20%	12.47%	9.65%	5.18%	—	12.56%

SFAS 5 — General Allowance
Principal balance of loans	1,027,876	4,155,263	1,433,975	3,552,539	1,997,529	12,167,182
Allowance for loan and lease losses	56,824	103,886	19,981	30,861	78,668	290,220
Allowance for loan and lease losses to principal balance	5.53%	2.50%	1.39%	0.87%	3.94%	2.39%

Total portfolio, excluding loans held for sale
Principal balance of loans	$1,580,207	$4,338,606	$1,564,933	$3,621,496	$1,997,529	$13,102,771
Allowance for loan and lease losses	135,279	126,746	32,621	34,432	78,668	407,746
Allowance for loan and lease losses to principal balance	8.56%	2.92%	2.08%	0.95%	3.94%	3.11%

	As of March 31, 2009
	Construction	Commercial	Commercial Mortgage	Residential Mortgage	Consumer and
(Dollars in thousands)	Loans	Loans	Loans	Loans	Finance Leases	Total
SFAS 114 — Specific Reserves
Principal balance of loans	$421,003	$169,102	$100,653	$50,035	$—	$740,793
Allowance for loan and lease losses	66,272	24,302	11,546	1,008	—	103,128
Allowance for loan and lease losses to principal balance	15.74%	14.37%	11.47%	2.01%	—	13,92%

SFAS 5 — General Allowance
Principal balance of loans	1,140,810	4,734,309	1,418,614	3,425,026	2,050,400	12,769,159
Allowance for loan and lease losses	39,244	49,012	9,386	20,095	81,666	199,403
Allowance for loan and lease losses to principal balance	3.44%	1.04%	0.66%	0.59%	3.98%	1.56%

Total portfolio, excluding loans held for sale
Principal balance of loans	$1,561,813	$4,903,411	$1,519,267	$3,475,061	$2,050,400	$13,509,952
Allowance for loan and lease losses	105,516	73,314	20,932	21,103	81,666	302,531
Allowance for loan and lease losses to principal balance	6.76%	1.50%	1.38%	0.61%	3.98%	2.24%

The following table sets forth an analysis of the activity in the allowance for construction and commercial impaired loans for the periods presented:

	For the quarter ended June 30, 2009
	Construction	Commercial	Commercial Mortgage
(In thousands)	Loans	Loans	Loans
Allowance for impaired loans, beginning of period	$66,272	$24,302	$11,546
Provision for impaired loans	94,749	8,842	14,930
Charge-offs	(82,566)	(10,284)	(13,836)

Allowance for impaired loans, end of period	$78,455	$22,860	$12,640

	For the quarter ended March 31, 2009
	Construction	Commercial	Commercial Mortgage
(In thousands)	Loans	Loans	Loans
Allowance for impaired loans, beginning of period	$56,330	$18,343	$8,681
Provision for impaired loans	18,436	10,621	2,865
Charge-offs	(8,494)	(4,662)	—

Allowance for impaired loans, end of period	$66,272	$24,302	$11,546

Given the discouraging economic outlook in the Corporation’s main markets and in spite of the actions taken, the Corporation may experience further deterioration in its portfolios, which may result in higher credit losses and additions to reserve balances.
Non-interest expenses
Non-interest expenses increased to $96.0 million from $84.5 million for the first quarter of 2009 and $81.8 million for the second quarter of 2008. The Corporation recorded $8.9 million in the second quarter of 2009 for the accrual of the special assessment levied by the FDIC. The FDIC special assessment, together with an increase of $3.6 million in the regular deposit insurance premium, resulted in an increase of over $12 million in FDIC assessments as compared to the second quarter of 2008.
Property tax expenses were higher by approximately $2.6 million for the second quarter of 2009, compared to the first quarter of 2009 and to the second quarter of 2008, mainly attributable to accruals for the reassessed value of certain properties.
Losses on real estate owned (“REO”) operations amounted to $6.6 million for the second quarter of 2009, compared to $5.4 million for the first quarter of 2009 and $3.2 million for the second quarter of 2008. Among the components of these increasing losses are expenses incurred in REO insurance, taxes and maintenance associated with a higher inventory and write-downs of the value of repossessed properties due to declining real estate prices, including a $1.5 million write-down during the second quarter of 2009 to a foreclosed condo-conversion project in the U.S. mainland.
All other operating expenses not detailed above remained stable, as reflected in slight increases of $0.2 million in employees’ compensation and benefits and $0.2 million in professional service fees, as compared to the first quarter of 2009. Business promotion expenses increased by $0.7 million as compared to the first quarter of 2009, as a result of new marketing campaigns in Puerto Rico. Partially offsetting the aforementioned marginal increases in non-interest expenses was the favorable variance against the previous trailing quarter caused by the $3.7 million impairment of the core deposit intangible of FirstBank Florida recorded in the first quarter of 2009 associated with decreases in the base of core deposits acquired.
The Corporation had other reductions in operating expenses, as compared to the second quarter of 2008, including a decrease of $1.6 million in professional service fees, a decrease of $1.0 million in business promotion expenses, a decrease of $0.7 million in occupancy and equipment expenses and a decrease of $0.5 million in employees’ compensation and benefit expenses. The Corporation is committed to its Business Rationalization program, which includes revenue generating and cost-cutting initiatives. Refer to Table 4 of accompanying Exhibit A for additional details.
Non-interest income
Non-interest income decreased to $23.4 million for the second quarter of 2009 from $30.1 million for the first quarter of 2009. The decline in non-interest income is mainly related to a lower volume of sales and gains of investment securities. A realized gain of $10.3 million was recorded in the second quarter of 2009 on the sale of investment securities, compared to a realized gain of $17.8 million for the first quarter of 2009 on the sale of approximately $423 million in investment securities, mainly U.S. agency mortgage-backed securities (“MBS”). During the second quarter of 2009, the Corporation completed the sale of approximately $242 million of U.S. agency MBS realizing a gain of $9.4 million and also sold its remaining exposure to auto industry corporate bonds of $1.5 million realizing a gain of $0.9 million in the process. A high prepayment scenario for MBS is anticipated through the rest of the year. Given this outlook, and the fact that certain available-for-sale securities were trading at a substantial premium over par, the Corporation continued to re-structure its investment portfolio, rather than wait for the MBS to be pre-paid at par, which has resulted in the realization of gains on sales.
The Corporation adopted Financial Accountings Standards Board Staff Position No. (“FSP”) FAS 115-2 and FAS 124-2 in the second quarter of 2009. FSP FAS 115-2 and FAS 124-2 amended the Other-than-Temporary Impairment (“OTTI”) model for debt securities. Under the new guidance, OTTI loss must be recognized in earnings if an investor has the intent to sell the debt security or it is more likely than not that it will be required to sell the debt security before recovery of its amortized cost basis. However, even if an investor does not expect to sell a debt security, it must evaluate expected cash flows to be received and determine if a credit loss has occurred.
Debt securities issued by U.S. Government agencies, government-sponsored entities and the U.S. Treasury accounted for more than 95% of the total available-for-sale and held to maturity portfolio as of June 30, 2009 and do not have any credit losses, given the explicit and implicit guarantees provided by the U.S. federal government. The Corporation’s assessment was concentrated mainly on the approximately $130 million private label MBS for which the Corporation evaluates for credit losses on a quarterly basis. The Corporation recorded a $1.1 million OTTI loss through earnings in the second quarter of 2009 that represents the credit loss of available-for-sale private label MBS. The non-credit component of the unrealized loss was $31.5 million as of June 30, 2009 recorded in comprehensive income. Since the Corporation does not have the intention to sell the securities and has sufficient capital and liquidity to hold these securities until a recovery of the fair value occurs, only the credit loss component was reflected in earnings and contributed to the decrease in non-interest income.
With respect to equity securities, no OTTI loss was recorded during the second quarter of 2009, compared to a charge of $0.4 million for the first quarter of 2009.
Despite the aforementioned unfavorable variances, non-interest income was positively affected by a $1.6 million increase in gains from mortgage banking activities, as compared to the first quarter of 2009, driven by a higher volume of loan sales and securitizations. Servicing rights recorded for loan sales and securitizations during the second quarter of 2009 amounted to $2.0 million, compared to $1.1 million for the first quarter of 2009. During the second quarter the

Corporation completed the securitization of approximately $114 million of FHA/VA mortgage loans into GNMA MBS, compared to $73 million for the first quarter of 2009.
Non-interest income increased to $23.4 million for the second quarter of 2009 from $12.0 million for the second quarter of 2008. The increase was related to the aforementioned realized gains of $10.3 million on the sale of investment securities and the $1.6 million increase in gains from mortgage banking activities as, for the first time in several years, the Corporation has been engaged in the securitization of mortgage loans, as mentioned above. There were no sales of investment securities during the second quarter of 2008. Fee income from deposit accounts and non-deferrable loan fees remained stable. Despite an increase in the deposit base, service charges on deposits remained stable as a result of the decrease in the volume of transactions that require service charges. Customers engaged in fewer transactions because of the current economic environment.
Income Taxes
For the quarter ended June 30, 2009, the Corporation recognized an income tax benefit of $98.1 million, compared to an income tax benefit of $14.2 million recorded for the first quarter of 2009. The favorable variance in the financial results was mainly attributable to a lower taxable income and the reversal, during the second quarter of 2009, of approximately $16.1 million in Unrecognized Tax Benefits, including $5.3 million of related accrued interest, for positions taken on income tax returns recorded under the provisions of Financial Accounting Standard Board Interpretation No. (“FIN”) 48 due to the lapse of the statute of limitations for the 2004 taxable year. The statute of limitations under the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR Code”), is 4 years; and under the applicable law for Virgin Islands and U.S. income tax purposes is 3 years after a tax return is due or filed, whichever is later.
The income tax benefit recorded in the second quarter of 2009 increased by $88.6 million, compared to the second quarter of 2008, mainly as a result of lower taxable income and adjustments to deferred tax amounts, as a result of changes to the PR Code enacted rates. On March 9, 2009, the Government of Puerto Rico approved Act No. 7 (the “Act”) to stimulate Puerto Rico’s economy and to reduce the Puerto Rico Government’s fiscal deficit. The Act imposes a series of temporary and permanent measures, including the imposition of a 5% surtax over the total income tax determined, which is applicable to corporations, among others, whose combined income exceeds

$100,000. In addition, under the Act, all International Banking Entities (“IBEs”) will be subject to a special 5% tax on their net income not otherwise subject to tax pursuant to the PR Code. These two temporary measures are effective for tax years that commenced after December 31, 2008 and before January 1, 2012. Accordingly, the Corporation recorded an additional income tax benefit of $1.6 million and $6.0 million for the quarter and six-month period ended June 30, 2009, respectively. Deferred tax amounts have been adjusted for the effect of the change in the income tax rate considering the enacted tax rate expected to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.
Net Interest Income
Net interest income was $131.0 million for the second quarter of 2009, an increase of $9.4 million compared to the first quarter of 2009. Net interest income included a net unrealized gain of $2.4 million for the second quarter of 2009, compared to a net unrealized gain of $3.6 million for the first quarter of 2009, related to the fair value of derivative instruments and financial liabilities elected to be measured at fair value under SFAS No. 159 (“SFAS 159 liabilities”). Net interest spread and margin on a tax-equivalent basis of 2.60% and 2.92%, respectively, for the second quarter of 2009 increased 13 and 7 basis points, respectively, compared to the first quarter of 2009. The increase in net interest income also resulted from lower funding costs and an increase in average earning assets. The decrease in the Corporation’s average cost of funds is related to the current low level of short-term interest rates as well as the change in the mix of funding sources. Brokered certificates of deposit (“CDs”) with original maturities over 6 months and issued when interest rates were higher matured or were called during the quarter and current short-term rates on repurchase agreements and Federal Home Loan Bank (“FHLB”) and Federal Reserve (“FED”) advances provided a cost effective funding alternative. Since approved to participate during the first quarter of 2009 in the Borrower-in-Custody Program (“BIC”) of the FED, the Corporation has taken advantage of that alternative funding channel. Through the BIC program, a broad range of loans (including commercial, consumer and mortgages) are pledged as collateral for borrowings at the FED Discount Window. The Corporation has increased its use of this low-cost source of funding, and as of June 30, 2009, the Corporation had approximately $1.4 billion on assets pledged through the BIC program. Also, the current low interest rate levels made available the issuance of new short-term brokered CDs at rates significantly lower than those that matured. The Corporation increased its short-term borrowing as a measure of interest rate risk management to match the shortening in the average life of the investment portfolio and has been reducing the pricing of its core deposits given current market rates. Also contributing to the improvement was the continued increase in spreads charged on loans that began in prior quarters. Average interest-earning assets increased by $731.5 million for the second quarter of 2009 as compared to the first quarter of 2009, which was driven by a $469.8 million increase in average investment securities. Funds obtained through short-term borrowings as well as proceeds from the sales and prepayments of MBS were reinvested, in part, in the purchase of U.S. agency callable debentures having contractual maturities ranging from two to three years (approximately $600 million at a weighted-average yield of 2.00%), 7-10 Year U.S. Treasury Notes (approximately $96 million at a weighted-average yield of 3.54%) and 15-Year U.S. agency MBS (approximately $1.3 billion at a weighted-average rate of 3.85%). The Corporation sold approximately $240 million of fixed-rate U.S agency MBS (mainly 30-Year 6% MBS coupons) and $100 million of 5.50% Puerto Rico Government Obligations during the second quarter of 2009. Approximately $717 million of U.S. agency debentures with an average yield of 5.83% were called during the second quarter of 2009.
Partially offsetting the aforementioned positive factors were lower yields in the Corporation’s loan portfolio, which was adversely affected mainly by the increased levels of construction loans that entered into non-accrual status. Refer to the Non-Performing Assets section for additional information with respect to non-performing levels.
Net interest income decreased 3% to $131.0 million for the second quarter of 2009, from $134.6 million in the second quarter of 2008. Net interest income was adversely impacted by lower loan yields, resulting from the significant increase in non-accrual loans and from the repricing of variable-rate construction and commercial loans tied to short-term indexes. Net interest margin on a tax-equivalent basis decreased from 3.28% for the second quarter of 2008 to 2.92% for the second quarter of 2009. Lower loan yields more than offset the benefit of lower short-term rates in the average cost of funding and the increase in average interest-earning assets. The weighted-average yield on loans on a tax-equivalent basis decreased from 6.72% to 5.53%. The target for the Federal Funds rate was lowered between 200 and 225 basis points from March 31, 2008 to June 30, 2009 and the Prime Rate dropped to 3.25% from 5.25% as of March 31, 2008. The increase in average interest-earning assets was mainly driven by the growth of the Corporation’s commercial loan portfolio in Puerto Rico. More than 40% of the increase in average commercial loans is related to the $500 million loan facility extended to the Puerto Rico Sales Tax Financing Corp. (COFINA under its Spanish acronym), an instrumentality of the Government of Puerto

Rico, that was outstanding for almost the entire second quarter of 2009 until it was paid-off on June 18, 2009.
Financial Condition and Operating Data
Total assets increased to $20.0 billion as of June 30, 2009, up $303.7 million from $19.7 billion as of March 31, 2009. The increase in total assets was primarily a result of an increase of $816.1 million in investment securities, partially offset by a decrease of $397.4 million in gross loans. The decrease in total gross loans was mainly due to the repayment of the $500 million loan facility extended to COFINA and net charge-offs of $129.9 million in the second quarter of 2009, partially offset by loan originations. Loan originations, including purchases, for the second quarter of 2009 amounted to $900.4 million (excluding the unwinding transaction with R&G), including an increase of $38.2 million in mortgage loan originations through retail channels as compared to the first quarter of 2009. Approximately 50% of the residential mortgage loan originations during the second quarter of 2009 consisted of conforming mortgage loans. The Corporation increased its investment securities portfolio with the purchase of highly liquid securities, such as U.S. agency MBS and debt securities as well as U.S. Treasury investments, which contributed to the increase in net interest income. Refer to the Net Interest Income discussion above for additional information about securities acquired during the second quarter of 2009.
As of June 30, 2009, total liabilities amounted to $18.2 billion, an increase of approximately $440.3 million, as compared to $17.7 billion as of March 31, 2009. The increase in total liabilities was mainly attributable to an increase of $956.3 million in repurchase agreements, mainly new short-term repurchase agreements entered into to fund the growth of the investment portfolio. There was also an increase of $353.4 million in brokered CDs, mainly short-term brokered CDs issued during the quarter to finance investment activities. Core deposits increased by $62.7 million; mainly in Puerto Rico. The aforementioned increases were partially offset by a decrease of approximately $1.0 billion in advances from the FHLB and the FED.
The Corporation’s stockholders’ equity amounted to $1.8 billion as of June 30, 2009, a decrease of $136.6 million compared to the balance as of March 31, 2009, driven by a net loss of $78.7 million, a net unrealized loss of $36.3 million on the fair value of available-for-sale securities recorded as part of comprehensive income and dividends declared amounting to $21.6 million for the second quarter of 2009 ($6.5 million on common stock, or $0.07 per common share, and $15.1 million on preferred stock). As previously mentioned, the Corporation decided to suspend the payment of common and preferred dividends, effective with the preferred dividend for the month of August 2009.
The Corporation is well-capitalized having sound margins over minimum well-capitalized regulatory requirements. As of June 30, 2009, the total regulatory capital ratio is estimated to be close to 14.3% and the Tier 1 capital ratio is estimated to be close to 13.1%. This translates to approximately $600 million and $975 million of total capital and Tier 1 capital, respectively, in excess of the total capital and Tier 1 capital well capitalized requirements of 10% and 6%, respectively. The Corporation will use this capital to support customers’ needs and, together with private and public sector initiatives, to support the local economy and the communities it serves.
The Corporation’s tangible common equity ratio stands at 4.35% as of June 30, 2009, compared to 5.11% as of March 31, 2009, and the Tier 1 common equity to risk-weighted assets ratio as of June 30, 2009 was 4.73% compared to 5.90% as of March 31, 2009. The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets for the periods ended June 30, 2009, March 31, 2009 and June 30, 2008, respectively:

	June 30,	March 31,	June 30,
(In thousands)	2009	2009	2008

Total equity per consolidated financial statements	$1,840,686	$1,977,240	$1,401,693
Preferred equity	(926,259)	(925,162)	(550,100)
Goodwill	(28,098)	(28,098)	(28,098)
Core deposit intangible	(18,130)	(19,273)	(25,802)

Tangible common equity	$868,199	$1,004,707	$797,693

Total assets per consolidated financial statements	$20,012,887	$19,709,150	$18,828,786
Goodwill	(28,098)	(28,098)	(28,098)
Core deposit intangible	(18,130)	(19,273)	(25,802)

Tangible assets	$19,966,659	$19,661,779	$18,774,886

Tangible common equity ratio	4.35%	5.11%	4.25%
Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities, by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by U.S. generally accepted accounting principles, or GAAP, or on a recurring basis by applicable bank regulatory requirements. However, this ratio was used by the Federal Reserve in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program (“SCAP”), the results of which were announced on May 7, 2009. Although we understand that the Federal Reserve does not intend to prospectively require calculation of the Tier 1 common equity ratio, due to the recent timing of the SCAP, management is currently monitoring this ratio, along with the other ratios set forth in the table above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.
The following table reconciles stockholders’equity (GAAP) to Tier 1 common equity:

	June 30,	March 31,	June 30,
(In thousands)	2009	2009	2008

Total equity per consolidated financial statements	$1,840,686	$1,977,240	$1,401,693
Qualifying preferred stock	(926,259)	(925,162)	(550,100)
Unrealized (gain) loss on available-for-sale securities (1)	(46,382)	(82,751)	78,765
Disallowed deferred tax asset (2)	(172,187)	(83,302)	(57,328)
Goodwill	(28,098)	(28,098)	(28,098)
Core deposit intangible	(18,130)	(19,272)	(25,802)
Cumulative change loss (gain) in fair value of liabilities elected to be measured at fair value under SFAS 159, net of tax	2,604	(3,555)	(1,566)
Other disallowed assets	(347)	(625)	(526)

Tier 1 common equity	$651,887	$834,475	$817,038

Total risk-weighted assets	$13,785,093	$14,141,259	$13,049,833

Tier 1 common equity to risk-weighted assets ratio	4.73%	5.90%	6.26%

(1)	Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

(2)	Approximately $49 million of the Corporation’s $218 million of net deferred tax assets at June 30, 2009 (March 31, 2009 — $59 million of $141 million of net deferred tax assets; June 30, 2008 — $49 million of $106 million net deferred tax assets) were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $172 million of such assets at June 30, 2009 (March 31, 2009 — $83 million; June 30, 2008 — $57 million) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets,” were deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year or (ii) 10% of the amount of the entity’s Tier 1 capital. Approximately $3 million of the Corporation’s other net deferred tax liability at June 30, 2009 (March 31, 2009 — $1 million; June 30, 2008 — $0) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Liquidity
The Corporation has maintained a basic surplus (cash, short-term assets minus short-term liabilities, and secured lines of credit) in excess of a self-imposed minimum limit of 5% of total assets. As of June 30, 2009, the estimated basic surplus ratio of approximately 8.7% included unpledged assets, FHLB lines of credit, collateral pledged at the FED Discount Window Program, and cash. Unpledged liquid securities as of June 30, 2009 mainly consisted of fixed-rate MBS and U.S. agency debentures totaling approximately $711 million, which can be sold under agreements to repurchase. The Corporation does not rely on uncommitted inter-bank lines of credit (federal funds lines) to fund its operations and does not include them in the basic surplus computation. The Corporation has taken direct actions to keep sound liquidity levels and to safeguard its access to credit. Such initiatives include, among other things, the posting of additional collateral, thereby increasing its borrowing capacity with the FHLB and the FED through the Discount Window Program. The Corporation will continue to monitor the different alternatives available under programs currently in place by the FED and the FDIC.
About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 186 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency, and First Express, a small loan company. First BanCorp’s common and publicly-held preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE. Additional information about First BanCorp may be found at www.firstbankpr.com.

Safe Harbor
This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the risks arising from credit and other risks of the Corporation’s lending and investment activities, including the condo conversion loans from its Miami Corporate Banking operations and the construction and commercial loan portfolios in Puerto Rico, which have affected and may continue to affect, among other things, the level of non-performing assets, charge-offs and the provision expense; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the recession in the United States, the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government; adverse changes in general economic conditions in the state of Florida and Puerto Rico, including the interest rate scenario, market liquidity, rates and prices, and the disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for the Corporation’s products and services and the value of the Corporation’s assets, including the value of derivative instruments used for protection from interest rate fluctuations; uncertainty about the impact of measures adopted by the Puerto Rico government in response to its fiscal situation on the different sectors of the economy; uncertainty about the effectiveness and impact of the U.S. government’s rescue plan, including the bailout of U.S. housing government-sponsored agencies, on the financial markets in general and on the Corporation’s business, financial condition and results of operations; risks of not being able to recover all assets pledged to Lehman Brothers Special Financing, Inc.; changes in the Corporation’s expenses associated with acquisitions and dispositions; risks associated with the soundness of other financial institutions; developments in technology; the impact of Doral Financial Corporation’s financial condition on the repayment of its outstanding secured loans to the Corporation; the Corporation’s ability to issue brokered certificates of deposit and fund operations; risks associated with downgrades in the credit ratings of the Corporation’s securities; general competitive factors and industry consolidation; and risks associated with regulatory and legislative changes for financial services companies in Puerto

Rico, the United States, and the U.S. and British Virgin Islands, which could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EXHIBIT A
Table 1. Selected Financial Data
SELECTED FINANCIAL DATA
(In thousands, except for per share and financial ratios)

	Quarter ended			Six-month period ended
	June 30,	March 31,	June 30,	June 30,
	2009	2009	2008	2009	2008
Condensed Income Statements:
Total interest income	$252,780	$258,323	$276,608	$511,103	$555,695
Total interest expense	121,766	136,725	142,002	258,491	296,631
Net interest income	131,014	121,598	134,606	252,612	259,064
Provision for loan and lease losses	235,152	59,429	41,323	294,581	87,116
Non-interest income	23,415	30,053	12,002	53,468	41,382
Non-interest expenses	95,988	84,528	81,763	180,516	163,950
(Loss) Income before income taxes	(176,711)	7,694	23,522	(169,017)	49,380
Income tax benefit	98,053	14,197	9,472	112,250	17,203
Net (loss) income	(78,658)	21,891	32,994	(56,767)	66,583
Net (loss) income attributable to common stockholders	(94,825)	6,773	22,925	(88,052)	46,445
Per Common Share Results:
Net (loss) income per share basic	$(1.03)	$0.07	$0.25	$(0.95)	$0.50
Net (loss) income per share diluted	$(1.03)	$0.07	$0.25	$(0.95)	$0.50
Cash dividends declared	$0.07	$0.07	$0.07	$0.14	$0.14
Average shares outstanding	92,511	92,511	92,505	92,511	92,505
Average shares outstanding diluted	92,511	92,511	92,708	92,511	92,650
Book value per common share	$9.88	$11.37	$9.21	$9.88	$9.21
Tangible book value per common share	$9.38	$10.86	$8.62	$9.38	$8.62
Selected Financial Ratios (In Percent):
Profitability:
Return on Average Assets	(1.57)	0.45	0.72	(0.58)	0.74
Interest Rate Spread (1)	2.60	2.47	2.92	2.53	2.78
Net Interest Margin (1)	2.92	2.85	3.28	2.89	3.19
Return on Average Total Equity	(15.93)	4.66	9.16	(5.89)	9.26
Return on Average Common Equity	(36.14)	2.65	10.29	(16.99)	10.46
Average Total Equity to Average Total Assets	9.85	9.73	7.91	9.79	8.04
Tangible common equity ratio	4.35	5.11	4.25	4.35	4.25
Dividend payout ratio	(6.84)	95.72	28.25	(14.73)	27.88
Efficiency ratio (2)	62.16	55.74	55.77	58.98	54.57
Asset Quality:
Allowance for loan and lease losses to loans receivable	3.11	2.24	1.82	3.11	1.82
Net charge-offs (annualized) to average loans	3.85	1.16	0.97	2.52	0.91
Provision for loan and lease losses to net charge-offs	180.97	154.66	139.86	174.97	158.36
Non-performing assets to total assets	6.53	3.92	2.65	6.53	2.65
Non-accruing loans to total loans receivable	8.94	5.27	3.67	8.94	3.67
Allowance to total non-accruing loans	34.81	42.49	49.56	34.81	49.56
Allowance to total non-accruing loans excluding residential real estate loans	52.85	76.28	101.85	52.85	101.85
Other Information:
Common Stock Price: End of period	$3.95	$4.26	$6.34	$3.95	$6.34

	As of	As of	As of
	June 30,	March 31,	December 31,
	2009	2009	2008
Balance Sheet Data:
Loans and loans held for sale	$13,135,710	$13,533,087	$13,088,292
Allowance for loan and lease losses	407,746	302,531	281,526
Money market and investment securities	6,368,167	5,506,997	5,709,154
Intangible assets	46,228	47,371	52,083
Deferred tax asset, net	217,843	140,851	128,039
Total assets	20,012,887	19,709,150	19,491,268
Deposits	12,035,427	11,619,348	13,057,430
Borrowings	5,846,879	5,903,751	4,736,670
Total preferred equity	926,259	925,162	550,100
Total common equity	868,045	969,327	940,628
Accumulated other comprehensive income, net of tax	46,382	82,751	57,389
Total equity	1,840,686	1,977,240	1,548,117

1-	On a tax equivalent basis (see discussion in Table 2 below).

2-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial instruments measured at fair value under SFAS 159.

Table 2. Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

	Average volume			Interest income(1)/ expense			Average rate(1)
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
Quarter ended	2009	2009	2008	2009	2009	2008	2009	2009	2008
	(Dollars in thousands)
Interest-earning assets:
Money market & other short-term investments	$101,819	$114,837	$374,559	$117	$91	$1,813	0.46%	0.32%	1.95%
Government obligations (2)	1,540,821	1,141,091	1,303,468	15,904	19,601	20,566	4.14%	6.97%	6.35%
Mortgage-backed securities	4,322,708	4,254,355	3,806,115	60,012	63,421	58,034	5.57%	6.05%	6.13%
Corporate bonds	7,458	7,711	6,103	202	33	141	10.86%	1.74%	9.29%
FHLB stock	86,509	71,119	66,703	788	360	1,140	3.65%	2.05%	6.87%
Equity securities	1,977	2,360	4,183	18	18	—	3.65%	3.09%	0.00%

Total investments (3)	6,061,292	5,591,473	5,561,131	77,041	83,524	81,694	5.10%	6.06%	5.91%

Residential real estate loans	3,425,235	3,496,429	3,308,950	51,717	54,049	54,239	6.06%	6.27%	6.59%
Construction loans	1,626,141	1,545,731	1,475,995	13,142	14,102	20,745	3.24%	3.70%	5.65%
Commercial loans	6,423,055	6,110,754	5,379,906	66,801	64,145	73,461	4.17%	4.26%	5.49%
Finance leases	347,732	360,276	376,007	7,111	7,582	8,108	8.20%	8.53%	8.67%
Consumer loans	1,678,057	1,725,350	1,613,563	47,436	48,594	46,479	11.34%	11.42%	11.59%

Total loans (4) (5)	13,500,220	13,238,540	12,154,421	186,207	188,472	203,032	5.53%	5.77%	6.72%

Total interest-earning assets	$19,561,512	$18,830,013	$17,715,552	$263,248	$271,996	$284,726	5.40%	5.86%	6.46%

Interest-bearing liabilities:
Brokered CDs	$7,051,179	$7,461,148	$7,373,267	$56,677	$72,833	$72,218	3.22%	3.96%	3.94%
Other interest-bearing deposits	4,146,552	4,027,725	3,671,865	23,443	25,192	26,077	2.27%	2.54%	2.86%
Loans payable	768,505	297,556	—	614	346	—	0.32%	0.47%	0.00%
Other borrowed funds	3,862,885	3,651,695	3,724,955	31,646	32,922	32,351	3.29%	3.66%	3.49%
FHLB advances	1,450,478	1,246,373	1,151,861	8,317	8,292	9,572	2.30%	2.70%	3.34%

Total interest-bearing liabilities (6)	$17,279,599	$16,684,497	$15,921,948	$120,697	$139,585	$140,218	2.80%	3.39%	3.54%

Net interest income				$142,551	$132,411	$144,508

Interest rate spread							2.60%	2.47%	2.92%
Net interest margin							2.92%	2.85%	3.28%

	Average volume		Interest income(1)/ expense		Average rate(1)
Six-Month Period Ended June 30,	2009	2008	2009	2008	2009	2008
	(Dollars in thousands)
Interest-earning assets:
Money market & other short-term investments	$108,314	$402,774	$208	$5,072	0.39%	2.53%
Government obligations (2)	1,341,934	1,786,011	35,505	57,711	5.34%	6.50%
Mortgage-backed securities	4,288,731	3,102,385	123,433	92,025	5.80%	5.97%
Corporate bonds	7,584	6,185	235	282	6.25%	9.17%
FHLB stock	78,856	64,274	1,148	2,261	2.94%	7.07%
Equity securities	2,167	4,186	36	11	3.35%	0.53%

Total investments (3)	5,827,586	5,365,815	160,565	157,362	5.56%	5.90%

Residential real estate loans	3,460,647	3,249,913	105,766	105,959	6.16%	6.56%
Construction loans	1,586,125	1,474,252	27,244	44,465	3.46%	6.07%
Commercial loans	6,267,792	5,301,551	130,946	158,901	4.21%	6.03%
Finance leases	353,969	377,004	14,693	16,396	8.37%	8.75%
Consumer loans	1,701,580	1,633,598	96,030	94,535	11.38%	11.64%

Total loans (4) (5)	13,370,113	12,036,318	374,679	420,256	5.65%	7.02%

Total interest-earning assets	$19,197,699	$17,402,133	$535,244	$577,618	5.62%	6.67%

Interest-bearing liabilities:
Brokered CDs	$7,255,053	$7,286,442	$129,510	$157,921	3.60%	4.38%
Other interest-bearing deposits	4,087,541	3,492,825	48,635	52,350	2.40%	3.03%
Loans payable	534,331	—	960	—	0.36%	0.00%
Other borrowed funds	3,609,918	3,697,892	64,568	70,845	3.61%	3.85%
FHLB advances	1,496,949	1,109,465	16,609	20,720	2.24%	3.76%

Total interest-bearing liabilities (6)	$16,983,792	$15,586,624	$260,282	$301,836	3.09%	3.89%

Net interest income			$274,962	$275,782

Interest rate spread					2.53%	2.78%
Net interest margin					2.89%	3.19%

(1)	On an adjusted tax equivalent basis. The adjusted tax equivalent yield was estimated by dividing the interest rate spread on exempt assets by (1 less Puerto Rico statutory tax rate (40.95% for the Corporation’s subsidiaries other than IBEs in 2009, 35.95% for the Corporation’s IBEs in 2009 and 39% for all subsidiaries in 2008)) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on SFAS 159 liabilities are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

(2)	Government obligations include debt issued by government sponsored agencies.

(3)	Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

(4)	Average loan balances include the average of non-accruing loans.

(5)	Interest income on loans includes $2.7 million, $2.8 million and $2.9 million for the second quarter of 2009, first quarter of 2009 and second quarter of 2008, respectively, and $5.5 million and $5.4 million for the six-month period ended June 30, 2009 and 2008, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

(6)	Unrealized gains and losses on SFAS 159 liabilities are excluded from the average volumes.

Table 3. Non-Interest Income

	Quarter Ended			Six-month period ended
	June 30,	March 31,	June 30,	June 30,
	2009	2009	2008	2009	2008
	(In thousands)

Other service charges on loans	$1,523	$1,529	$1,418	$3,052	$2,731
Service charges on deposit accounts	3,327	3,165	3,191	6,492	6,555
Mortgage banking activities	2,373	806	804	3,179	1,123
Rental income	407	449	579	856	1,122
Insurance income	2,229	2,370	2,551	4,599	5,279
Other operating income	4,312	4,284	4,138	8,596	9,058

Non-interest income before net gain on investments	14,171	12,603	12,681	26,774	25,868

Gain on VISA shares	—	—	—	—	9,342
Net gain on sale of investments	10,305	17,838	(190)	28,143	6,661
Other-than-temporary impairment on equity securities	—	(388)	(489)	(388)	(489)
Other-than-temporary impairment on debt securities	(1,061)	—	—	(1,061)	—

Net gain on investments	9,244	17,450	(679)	26,694	15,514

Total	$23,415	$30,053	$12,002	$53,468	$41,382

Table 4. Non-Interest Expenses

	Quarter Ended			Six-month period ended
	June 30,	March 31,	June 30,	June 30,
	2009	2009	2008	2009	2008
	(In thousands)

Employees’ compensation and benefits	$34,472	$34,242	$34,994	$68,714	$71,320
Occupancy and equipment	14,824	14,774	15,541	29,598	30,520
Deposit insurance premium	14,895	4,880	2,345	19,775	4,691
Other taxes, insurance and supervisory fees	8,368	5,793	5,588	14,161	11,252
Professional fees — recurring	3,138	2,823	3,620	5,961	8,180
Professional fees — non-recurring	204	363	1,299	567	1,798
Servicing and processing fees	2,246	2,312	2,381	4,558	4,969
Business promotion	3,836	3,116	4,802	6,952	9,067
Communications	2,018	2,127	2,250	4,145	4,523
Net loss on REO operations	6,626	5,375	3,172	12,001	6,428
Other (1)	5,361	8,723	5,771	14,084	11,202

Total	$95,988	$84,528	$81,763	$180,516	$163,950

(1)	Includes core deposit intangible impairment charge of $4.0 million for the six-month period ended June 30, 2009.

Table 5. Loan Portfolio
Composition of the loan portfolio including loans held for sale at period-end.

	June 30,	March 31,	December 31,	June 30,
	2009	2009	2008	2008
		(In thousands)
Residential real estate loans	$3,654,435	$3,498,196	$3,491,728	$3,393,934

Commercial loans:
Construction loans	1,580,207	1,561,813	1,526,995	1,467,544
Commercial real estate loans	1,564,933	1,519,267	1,535,758	1,324,509
Commercial loans	4,002,306	4,346,552	3,857,728	3,502,929
Loans to local financial institutions collateralized by real estate mortgages	336,300	556,859	567,720	591,674

Commercial loans	7,483,746	7,984,491	7,488,201	6,886,656

Finance leases	341,119	352,247	363,883	373,588

Consumer and other loans	1,656,410	1,698,153	1,744,480	1,595,867

Total loans	$13,135,710	$13,533,087	$13,088,292	$12,250,045

Table 6. Loan Portfolio by Geography

	Puerto	Virgin
As of June 30, 2009	Rico	Islands	Florida	Total
	(In thousands)
Residential real estate loans, including loans held for sale	$2,801,139	$452,588	$400,708	$3,654,435

Construction loans (1)	965,944	176,392	437,871	1,580,207
Commercial real estate loans	957,835	77,522	529,576	1,564,933
Commercial loans	3,794,278	175,393	32,635	4,002,306
Loans to local financial institutions collateralized by real estate mortgages	336,300	—	—	336,300

Total commercial loans	6,054,357	429,307	1,000,082	7,483,746

Finance leases	341,119	—	—	341,119

Consumer loans	1,504,645	112,641	39,124	1,656,410

Total loans, gross	$10,701,260	$994,536	$1,439,914	$13,135,710

(1)	Construction loans of Florida operations include approximately $153.7 million of condo-conversion loans.

Table 7. Non-Performing Assets

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands)	2009	2009	2008	2008
Non-accruing loans:
Residential real estate	$399,844	$315,385	$274,923	$230,240
Commercial and commercial real estate	219,409	197,238	144,301	127,158
Construction	506,642	155,494	116,290	49,283
Finance leases	5,474	5,599	6,026	4,619
Consumer	39,979	38,295	45,635	37,175

	1,171,348	712,011	587,175	448,475

REO	58,064	49,434	37,246	38,620
Other repossessed property	12,732	12,088	12,794	11,270
Investment securities (1)	64,543	—	—	—

Total non-performing assets	$1,306,687	$773,533	$637,215	$498,365

Past due loans 90 days and still accruing	$190,399	$208,339	$471,364	$124,078
Allowance for loan and lease losses	$407,746	$302,531	$281,526	$222,272
Allowance to total non-accruing loans	34.81%	42.49%	47.95%	49.56%
Allowance to total non-accruing loans, excluding residential real estate loans	52.85%	76.28%	90.16%	101.85%

(1)	Collateral pledged with Lehman Brothers Special Financing, Inc.

Table 8. Non-Performing Assets by Geography
PUERTO RICO

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands)	2009	2009	2008	2008
Non-accruing loans:
Residential real estate	$342,501	$269,311	$244,843	$206,759
Commercial and commercial real estate	157,322	148,481	116,027	93,122
Construction	156,112	114,029	71,127	35,288
Finance leases	5,474	5,599	6,026	4,619
Consumer	35,696	34,905	40,313	32,903

	697,105	572,325	478,336	372,691

REO	40,164	33,144	22,012	18,002
Other repossessed property	12,261	11,553	12,221	10,755
Investment securities	64,543	—	—	—

Total non-performing assets	$814,073	$617,022	$512,569	$401,448

Past due loans 90 days and still accruing	$185,132	$135,905	$220,270	$123,113
VIRGIN ISLANDS

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands)	2009	2009	2008	2008
Non-accruing loans:
Residential real estate	$7,381	$8,429	$8,492	$8,208
Commercial and commercial real estate	4,723	2,938	3,531	25,362
Construction	2,052	2,353	4,113	2,157
Finance leases	—	—	—	—
Consumer	3,296	2,799	3,688	3,802

	17,452	16,519	19,824	39,529

REO	599	662	430	819
Other repossessed property	400	411	388	334

Total non-performing assets	$18,451	$17,592	$20,642	$40,682

Past due loans 90 days and still accruing	$3,346	$1,184	$27,471	$965
FLORIDA OPERATIONS

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands)	2009	2009	2008	2008
Non-accruing loans:
Residential real estate	$49,962	$37,645	$21,588	$15,273
Commercial and commercial real estate	57,364	45,819	24,743	8,674
Construction	348,478	39,112	41,050	11,838
Finance leases	—	—	—	—
Consumer	987	591	1,634	470

	456,791	123,167	89,015	36,255

REO	17,301	15,628	14,804	19,799
Other repossessed property	71	124	185	181

Total non-performing assets	$474,163	$138,919	$104,004	$56,235

Past due loans 90 days and still accruing	$1,921	$71,250	$223,623	$—

Table 9. Ratios of Net Charge-Offs to Average Loans

	Six-Months Ended
	June 30,	Year Ended December 31,
	2009	2008	2007	2006	2005
Residential real estate loans	0.61%	0.19%	0.03%	0.04%	0.05%
Commercial loans	1.14%	0.51%	0.22%	0.05%	0.10%
Construction loans	11.52%	0.52%	0.26%	0.00%	0.00%
Consumer loans (1)	2.98%	3.19%	3.48%	2.90%	2.06%
Total loans	2.52%	0.87%	0.79%	0.55%	0.39%

(1)	Includes lease financing
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